EXHIBIT 99.1

3D Systems Acquires Bespoke Innovations

-     Expands Reach Into Individualized Medical Devices

-     Plans to Deliver Custom Fit Prosthetics, Orthotics and Orthopedics

ROCK HILL, S.C., May 24, 2012 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it has acquired Bespoke Innovations™, Inc. ("Bespoke"), a startup based in San Francisco, California, that is bringing a more personal approach to the way a broad spectrum of medical devices are developed and used. Bespoke develops proprietary, integrated scan, design and print technology that is designed to deliver custom fit prosthetics, orthotics and orthopedic devices that improve treatment and lifestyle outcomes.

Although the company expects to make additional R&D investments before it can commercialize new Bespoke products, it affirms its previously announced guidance of $330 million to $360 million in revenue and $1.00 to $1.25 Non-GAAP EPS. The company does not expect this acquisition to be material to its revenue for the remainder of 2012.

3D Systems plans to integrate Bespoke into its growing healthcare solutions services and leverage its integrated scan, design and print technology and knowhow to develop and commercialize a full range of innovative, ventilated and lightweight custom fit prosthetics, orthotics and orthopedics.

"This is an exciting and timely development that fuses together essential Bespoke and 3D Systems technologies to deliver an expanded range of life enhancing, cost effective treatments for the benefit of patients and providers alike, within existing insurance reimbursement codes," said Scott Summit, co-founder of Bespoke Innovations™.

"Bespoke products can deliver extraordinary individualization and style to an underserved audience through its extraordinary designs and proprietary scan-to-print technology," said Abe Reichental President & CEO, 3D Systems. "We plan to fast-track additional Bespoke products to market and to enhance their affordability and availability through our technology and manufacturing infrastructure."

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace, displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, communicate, prototype and produce functional parts, empowering its customers to create with confidence.

More information on the company is available at www.3DSystems.com.

To experience our entire range of 3D content-to-print products and services please visit www.printin3D.com, www.production3dprinters.com, www.3Dproparts.com, www.zcorp.com, www.toptobottomdental.com, www.quickparts.com, www.alibre.com, www.bitsfrombytes.com, www.botmill.com, www.cubify.com, www.myrobotnation.com, www.freshfiber.com, www.The3dStudio.com, www.freedomofcreation.com, www.sycode.com, www.paramountind.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

About Bespoke Innovations, Inc.

Bespoke Innovations™ is committed to bringing more humanity to people who have congenital or traumatic limb loss, bringing a more personal approach to the way a broad spectrum of medical devices are developed and used. Bespoke products improve the lives of amputees by restoring their body symmetry and enabling them to respond to their loss with a choice of personalized, customized prosthetics.

For more information, visit www.bespokeinnovations.com.

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         E-mail: Stacey.Witten@3dsystems.com

         Media Contact:
         Cathy Lewis
         803-326-3950
         Email: Cathy.Lewis@3dsystems.com